Exhibit 5.3

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

October 18, 2006

CLIENT/MATTER NUMBER 078902-0101

Dolton Aluminum Company

c/o Indalex Holdings Finance, Inc.

75 Tri-State International Suite 450

Lincolnshire, IL 60069

Ladies/Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Dolton Aluminum Company, Inc., a Wisconsin corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $270,000,000 in aggregate principal amount of 11 ½ % Second-Priority Senior Secured Noted due 2014, Series B (the “Exchange Notes”). The Exchange Notes are to be issued by the Issuer in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 16, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes are to be issued pursuant to the Indenture, dated February 2, 2006 (as it may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein, including the Guarantor, and U.S. Bank National Association, as Trustee.

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) a copy of the articles of incorporation and amendments, and a copy of the by-laws of the Guarantor, (ii) a Consent in Lieu of a Special Meeting of the Board of Directors dated February 2, 2006 (the “Unanimous Consent”), (iii) a draft dated August 25, 2006 of the Registration Statement and (iv) the Indenture. Capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Indenture.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is delivered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others. We have assumed that the copy of the articles of incorporation and amendments of the Guarantor and the

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copy of its by-laws that we have reviewed have not been modified or rescinded and remain in full force and effect. We have assumed that the Unanimous Consent has not been modified or rescinded and remains in full force and effect and that the individuals who signed the Unanimous Consent were duly elected directors of the Guarantor and constituted all of the directors of the Guarantor.

We express no opinion as to the applicability of, compliance with, or effect of (i) any law except the laws of the State Wisconsin and the Wisconsin case law decided thereunder and (ii) the “Blue Sky” laws and regulations of Wisconsin.

We have assumed, without investigation, verification, or inquiry, that:

a.                                       Each of the parties to the Indenture, other than Guarantor, is duly organized and validly existing under the laws of its jurisdiction of organization;

b.                                      Each of the parties to the Indenture, other than Guarantor, has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Indenture; the transactions therein contemplated have been duly authorized by all parties thereto other than Guarantor, and the Indenture constitutes the legal, valid, and binding obligation of all parties thereto, other than Guarantor;

c.                                       The Indenture has been duly authorized, executed and delivered by all parties thereto, other than Guarantor;

d.                                      There is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Indenture or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of any party to enter into, execute and deliver, and perform, observe and be bound by the Indenture and the transactions contemplated therein (however, we have no knowledge of any such judgments, decrees or orders); all material terms and conditions of the relevant transactions are correctly and completely reflected in the Indenture; and there has been no waiver of any of the provisions of the Indenture by conduct of the parties or otherwise;

e.                                       All natural persons who are signatories to the Indenture or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Indenture and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original;

f.                                         The Guarantor has received adequate consideration with respect to the execution of the Guaranty; and

g.                                      The Guarantor is not a railroad, public utility, or a transmitting utility; is not a corporation or cooperative formed to furnish water, heat, power, telegraph or telecommunications services or signals by electricity; is not engaged in the business of transporting or transmitting gas, gasoline, oils, motor fuels, or other fuels by means of pipelines; and is not engaged in generating and furnishing gas for lighting or fuel or both, supplying water for domestic or public use or for power or manufacturing purposes, generating, transforming, transmitting, or furnishing electric current for light, heat, or power, or generating and furnishing steam or supplying hot water for heat, power, or manufacturing purposes.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.             Based solely on a certificate of the Wisconsin Department of Financial Institutions dated October 13, 2006, the Guarantor is a corporation validly existing under the laws of the State of Wisconsin, has filed its most recent annual report, and has not filed articles of dissolution with the Wisconsin Department of Financial Institutions.

2.             The Guarantor has the corporate power to execute and deliver, and perform its obligations under, the Guarantee. The execution, delivery, and performance of the Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

3.             The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (a) the articles of incorporation, bylaws, or other organizational documents of the Guarantor or (b) any statute or governmental rule or regulation of the State of Wisconsin that, in our experience, is normally applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Indenture.

4.             No consent, waiver, approval, authorization or order of any State of Wisconsin court or governmental authority of the State of Wisconsin is required for the issuance or performance of the payment obligations of the Guarantor under the Guarantee, except (a) such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended; (b) such as have been duly obtained or made and are in full force and effect; (c) such filings and other actions as may be required to perfect any lien or security interest which such agreement purports to create; and (d) such as may be required by orders, decrees, and the like that are specifically applicable to Guarantor and of which we have no knowledge.

The foregoing opinions are subject to the following additional assumptions and qualifications:

(a)           Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is based solely on the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented Guarantor in connection with the financing transactions contemplated by the Indenture.
(b)           Our opinion is limited by:
(i)            Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;
(ii)           General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief, and other equitable remedies;
(iii)          The possibility that certain rights, remedies, waivers, and other provisions of the Guaranty may not be enforceable; nevertheless, such unenforceability will not render the Guaranty invalid as a whole;
(iv)          The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Indenture and comply with the provisions of part 6 of article 9 of the Wisconsin UCC; and
(v)           The possible rights of third parties to the extent that the consent of any third party is necessary for the valid creation or enforcement of a lien or security interest in favor of Trustee and such consent has not been obtained.

(c)           We have not examined the records of the Trustee, the Issuer, the Guarantor, or any court or any public, quasi-public, private, or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.
(d)           With respect to our opinions in paragraphs 3(b) and 4, we express no opinion as to compliance by Issuer or Guarantor with federal or state laws, statutes, and regulations generally applicable to the conduct of their business or as to consents, approvals, or other actions by federal or state regulatory authorities generally required for the conduct of their business.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Wisconsin in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of Trustee under the Indenture or to a banking examiner or regulator in connection with an examination of Trustee by such governmental authority, without our prior written consent. Notwithstanding the foregoing, we consent to the filing of this opinion with the commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Foley & Lardner LLP